Exhibit 99.1

LLEX:NYSE American

LILIS ENERGY ANNOUNCES RECENT WELL RESULTS

Hippo #2H Reached IP 24 of 2,149 Boepd, 77% Liquids, 478 Boepd per 1,000 ft.

AG Hill #1H Reached IP 24 of 1,000 Boepd, 87% Liquids, 223 Boepd per 1,000 ft.

Meerkat #1H Reached IP 24 of 1,823 Boepd, 56% Liquids, 393 Boepd per 1,000 ft.

SAN ANTONIO, TEXAS – May 30, 2018 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas and Southeastern New Mexico, announced today that the Hippo #2H, AG Hill #1H and Meerkat #1H have reached 24-hour initial production rates.

Lilis Energy’s Chairman and CEO, Ronald D. Ormand, commented: “Lilis continues to validate our core acreage with our most recent well results. Lilis drilled our best Wolfcamp B well and we are very encouraged by our initial well results of our eastern Texas acreage and delineation of new benches. The Hippo #2H is our highest recorded IP per 1,000 ft. Wolfcamp B well Lilis has drilled to date, and also is the highest recorded Wolfcamp B, (IP per 1,000 ft) among our offset producers in the basin. The Meerkat #1H is the first Wolfcamp XY drilled by Lilis and also one of the top two wells in the Wolfcamp XY in the surrounding area. The AG Hill #1H is the furthest eastern well drilled on our acreage and exhibited an IP 24 consistent with the Wildhog and Prizehog wells, with an exceptional oil and liquids ratio and BOPD per 1,000 ft., well above the average for the basin.

“While we are extremely pleased with these well results, the Company looks forward to continued successful progress in our development and delineation efforts. Our primary focus for 2018 is delineating our acreage, both geographically and geologically, continuing to grow our production rate to meet and exceed our 7,500 BOEPD exit rate and continuing to grow cash flow toward our goal of cash flow nuetrality. We are well on our way to achieving these goals. The Meerkat #1H result successfully proves the viability and productivity of the Wolfcamp XY and the AG Hill #1H, along with the Wildhog and Prizehog, continues to validate the productivity of our eastern acreage. We have additional wells in various stages targeting the Wolfcamp XY, A and B, as well as the 3rd Bone Spring benches that we believe will provide additional delineation data points in addition to signiificantly increasing our production,” concluded Mr. Ormand.

Highlights:

•	Hippo #2H is the highest recorded IP per 1,000 ft. Wolfcamp B Lilis has drilled to date and the highest recorded among offset producers in the basin.

The Hippo #2H reached an IP 24 rate of 2,149 Boepd (77% liquids), on a three-stream basis, equivalent to 478 Boepd per 1,000 ft. The Hippo #2H was completed as a 4,497 ft. lateral with 21 stages using 220 ft. plug-to-plug spacing and approximately 1,837 lbs. of sand per ft.

•	AG Hill #1H is the furthest east Wolfcamp B drilled on the Lilis property, as we are continuing to demonstrate the viability of our eastern acreage.

The AG Hill #1H reached an IP 24 rate of 1,000 Boepd (87% liquids), on a three-stream basis, equivalent to 223 Boepd / 194 Bopd per 1,000 ft., a higher Bopd rate than the basin average, which is consistent in IP rates and high liquids achieved in the Wildhog and Prizehog wells in New Mexico which are geologically on strike with the AG Hill#1H. The AG Hill #1H was completed as a 4,487 ft. lateral with 21 stages using 220 ft. plug-to-plug spacing and approximately 1,767 lbs. of sand per ft.

•	Meerkat #1H is the first successful Wolfcamp XY drilled by Lilis, validating additional productive zones across the property.

The Meerkat #1H reached an IP 24 rate of 1,823 Boepd (56% liquids), on a three-stream basis, equivalent to 393 Boepd per 1,000 ft. The Meerkat #1H was completed as a 4,637 ft. lateral with 23 stages using 200 ft. plug-to-plug spacing and approximately 1,495 lbs. of sand per ft.

Lilis’ 2018 drilling program is focused on the delineation of the Company’s acreage. Lilis will continue to further de-risk our eastern acreage and multiple benches with well results from the 3rd Bone Spring, Wolfcamp A and Wolfcamp XY in the near future. The Company is also finalizing log interpretations in conjunction with third party providers from our pilot well test in the Howell #1H. These logs will provide updated data on our eastern acreage and are expected in the next 30 days.

Drilling:

▪	AG Hill #2H: 3rd Bone Spring – Eastern well
▪	Axis #1H: Wolfcamp B – 1 ½ mile lateral

Completing:

▪	Antelope #1H: 3rd Bone Spring
▪	Moose #1H: Wolfcamp A – 1 ½ mile lateral
▪	Prizehog #2H: Wolfcamp A – New Mexico

Flowback:

▪	Wildhog #2H: Wolfcamp XY – New Mexico
▪	Howell #1H: Wolfcamp XY – Eastern well

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is over 19,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; our anticipated future cash flows and ability to access other sources of liquidity; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Additionally, initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates. Readers are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Finance & Capital Markets

210-999-5400, ext. 31